Exhibit 10.4
March 1, 2012

Mr. Charles. P. Pizzi, Chair, Compensation Committee c/o Brandywine Realty Trust 555 East Lancaster Avenue Suite 100 Radnor, PA 19087	Mr. Walter D'Alessio Chairman, Board of Trustees c/o Brandywine Realty Trust 555 East Lancaster Avenue Suite 100 Radnor, PA 19087

Gentlemen:

As part of our collective effort to continue the alignment of our compensation programs with best pay practices, this letter confirms that the computation of amounts that may become payable to me under any paragraph of Section 17 of my employment agreement dated February 9, 2007 with Brandywine Realty Trust shall not include amounts paid, payable or awarded to me pursuant to Section 6 of the employment agreement.

Sincerely,

/s/ Gerard H. Sweeney

Gerard H. Sweeney

Acknowledged:

/s/ Charles P. Pizzi__________
Charles P. Pizzi

/s/ Walter D'Alessio_________
Walter D'Alessio